FOR RELEASE: October 22, 2010

Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com

Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com

AQUA PENNSYLVANIA PLANS TO ISSUE UP TO $143.4M OF
FIRST MORTGAGE BONDS

BRYN MAWR, PA, October 22, 2010 – Aqua Pennsylvania, Inc. (Aqua) announced today that the Pennsylvania Public Utility Commission approved the company’s plan to issue up to $143.4 million of aggregate principal amount of long-term, first mortgage bonds. The first mortgage bonds will be issued by Aqua to secure two series of tax-exempt revenue bonds to be issued by the Pennsylvania Economic Development Financing Authority (“PEDFA”) on behalf of Aqua. The proceeds from the PEDFA bonds will be used by Aqua to help finance part of the company’s $1 billion multi-year capital plan to enhance the delivery infrastructure system for its customers in Pennsylvania.

PEDFA will issue two series of its revenue bonds on behalf of the company. Interest on the 2010 Series A bonds to be issued by PEDFA will be subject to Alternative Minimum Tax. Interest on the 2010 Series B bonds will be exempt from individual and corporate AMT. Both series of bonds will be issued in denominations of $5,000 principal amount and any integral multiple thereof. The 2010 Series A will be offered to institutional investors and the 2010 Series B bonds will be offered to both retail and institutional investors. Pricing of the PEDFA bonds is expected to occur on October 25 and 26, 2010.

This release does not constitute an offer of any securities for sale or the solicitation of an offer to buy any securities. The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Aqua Pennsylvania is the largest operating subsidiary of America, Inc. — a U.S.-based publicly traded water and wastewater utility holding company, serving approximately 3 million people in Pennsylvania, New York, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, South Carolina and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the expected amount and timing of the issuance of the Company’s bonds and PEDFA’s bonds, the expected use of the proceeds of the bonds and the effect of the Company’s capital plan on the Company’s infrastructure. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; disruptions in the credit markets; and other factors discussed in the Company’s Annual Report on Form 10-K, which is on file with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

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WTRF